Exhibit 99.1

Mesa Labs Reports Record Year End Sales and Earnings

          LAKEWOOD, Colo., May 22 /PRNewswire-FirstCall/ -- Mesa Laboratories, Inc. (Nasdaq: MLAB) today reported record financial results for the year ended March 31, 2006.

          Net sales for the fiscal year ended March 31, 2006 increased 15 percent to a record $11,583,000 compared to $10,041,000 in the same period last year. Net income for the year increased 21 percent to a record $2,805,000 or $.92 per diluted share compared to $2,312,000 or $.74 per diluted share one year ago.

          For the fourth quarter of fiscal 2006, net sales were up 31 percent to a record $3,441,000 compared to $2,634,000 in the same quarter last year.  Net income for the quarter increased 44 percent to $827,000 or $.27 per diluted share compared to $575,000 or $.18 per diluted share one year ago.

          During fiscal 2006, sales of the Company’s medical products increased nine percent for the fiscal year and seven percent during the fourth quarter compared to prior year periods.  The increase was due to higher sales of all the Company’s medical products and services.  Research and development efforts on our newest hand-held dialysate meter was completed during December 2005, and sales of our new 90XL Meter progressed well during the final quarter of fiscal 2006.  It is expected the sales of the 90XL will further improve as our large dialysis customers complete qualification testing in the months ahead.

          During fiscal 2006, sales of Datatrace data logger products increased significantly compared to the prior year.  For the year, Datatrace sales increased 23 percent, while the quarterly sales were up 64 percent.  In June of this fiscal year, the company began a transition from independent manufacturer’s representatives to direct sales personnel for domestic sales of its Datatrace products.  This change to our sales channels increased our selling costs in the current fiscal year, but our sales levels have risen to overcome these cost increases.  Last year’s switch to direct selling was focused on the eastern and midwestern regions of the country.  As the new fiscal year progresses we expect to continue the transition to direct selling in the western region of the U.S.

          During fiscal 2006, sales of the Nusonics line of ultrasonic fluid measurement systems increased by 17 percent.  This is the third consecutive year of annual increases for these products.  Nusonics products contribute less than 10 percent of the Company’s total sales.  Increased sales activity for these products is a result of improved economic conditions, as they are typically purchased by large industrial users.

          Profitability for fiscal 2006 was up compared to the prior fiscal year due chiefly to the increase in revenues.  As a percent of sales, net income increased at a rate higher than the sales increase.  Specifically, we experienced an increase in gross margins, driven by higher sales volume, which offset the sales and marketing increase.  In addition, our expenses for administration and research and development were essentially unchanged.

          Going into fiscal 2007 the Company expects to continue to focus additional resources on its sales and marketing efforts.  This plan calls for expansion of the Company’s direct sales efforts in the western U.S.  The Company will also continue to pursue additional growth opportunities via acquisition of other companies or product lines.  As part of our acquisition strategy in early May of this year, Mesa acquired Raven Biological Laboratories, Inc. of Omaha, Nebraska.  Raven, a privately held company, is a leading designer and manufacturer of biological indicators and provider of sterilization validation services.  Raven’s biological indicators are utilized to provide quality control testing in various sterilization processes, including those in dental offices, hospitals, and medical device and pharmaceutical manufacturers. Raven distributes its products worldwide via direct sales and through distributors.  This acquisition is expected to increase revenues by more than 30 percent and be accretive to earnings in fiscal 2007.

          Over the past fiscal year, the Company repurchased 150,250 shares of our common stock, which was up from the 99,162 shares of our common stock that were repurchased in the prior fiscal year.  This program has continued into the new fiscal year, and depending on market conditions, is expected to continue throughout fiscal 2007.  The cost of the stock repurchase program in fiscal 2006 was approximately $1,987,000.  In addition, the Company paid approximately $1,552,000 of total dividends during the fiscal year, of which approximately $766,000 was paid out in a special dividend during December, 2005.

          Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

          This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10KSB for the year ended March 31, 2005 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)

	Quarter Ended March 31		Twelve Months Ended March 31

	2006	2005	2006	2005

Net Sales	$3,441,000	$2,634,000	$11,583,000	$10,041,000
Cost of Goods	1,199,000	934,000	4,146,000	3,721,000
Gross Profit	2,242,000	1,700,000	7,437,000	6,320,000
Operating Expense	1,014,000	831,000	3,327,000	2,845,000
Operating Income	1,228,000	869,000	4,110,000	3,475,000
Other (Income) & Expense	(56,000)	(36,000)	(193,000)	(98,000)
Earnings Before Taxes	1,284,000	905,000	4,303,000	3,573,000
Income Taxes	457,000	330,000	1,498,000	1,261,000
Net Income	$827,000	$575,000	$2,805,000	$2,312,000
Earnings Per Share (Basic)	$.28	$.19	$.94	$.76
Earnings per Share (Diluted)	$.27	$.18	$.92	$.74
Average Shares (Basic)	2,950,000	3,045,000	2,989,000	3,060,000
Average Shares (Diluted)	3,027,000	3,138,000	3,053,000	3,136,000

BALANCE SHEETS (Unaudited)

	March 31 2006	March 31 2005

Cash and Short-term Investments	$5,711,000	$6,882,000
Other Current Assets	5,244,000	4,241,000
Total Current Assets	10,955,000	11,123,000
Property and Equipment	1,287,000	1,265,000
Other Assets	4,208,000	4,208,000
Total Assets	$16,450,000	$16,596,000
Liabilities	$1,531,000	$1,217,000
Stockholders’ Equity	14,919,000	15,379,000
Total Liabilities and Equity	$16,450,000	$16,596,000

SOURCE  Mesa Laboratories, Inc.
          -0-                                                  05/22/2006
          /CONTACT:  John J. Sullivan, President-COO, or Luke R. Schmieder, Chairman-CEO, or Steven W. Peterson, VP Finance-CFO, all of Mesa Laboratories, Inc., +1-303-987-8000/
          (MLAB)